Exhibit 99.1

            Span-America Reports Higher Sales and Net Income for the
                         Second Quarter of Fiscal 2007

     GREENVILLE, S.C.--(BUSINESS WIRE)--April 30, 2007--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported a 35% increase in net sales to $16.5 million and an 85% increase in net income to $1.2 million, or $0.42 per diluted share, for the second quarter ended March 31, 2007, compared with the second quarter of fiscal 2006.

     "Our record results benefited from strong sales growth in our medical and custom products segments," stated Jim Ferguson, president and CEO of Span-America Medical Systems. "Medical sales increased on the continued strength of our proprietary therapeutic support surface product lines. Our custom products sales also were up strongly due to increased demand for our new fusion mattress overlay product."

     Second Quarter Results

     Sales in the second quarter of fiscal 2007 rose 35% to $16.5 million compared with $12.2 million in the second quarter of last year. The major contributor to sales growth was the medical segment, which increased 27% to $10.8 million compared with $8.5 million in the second quarter last year. Sales in the custom products segment showed solid quarterly sales growth for the first time in two years, up 51% to $5.6 million compared with $3.7 million in the same quarter last year. Sales in the safety catheter segment increased 65% to $46,000 compared with $28,000 in the year-ago quarter.

     Medical segment sales benefited from increased demand for the Company's PressureGuard(R) products. The PressureGuard CFT(R) product line was the medical sales leader, including both the private label and branded versions. The Geo-Mattress(R) and PressureGuard APM(R) product lines also performed particularly well in the second quarter. Therapeutic support surfaces made up 75% of total medical sales in the second quarter of this year compared with 70% in the second quarter last year. In other medical product lines, sales of seating products rose 15% and Selan(R) skin care sales increased 14% compared with the second quarter of last year. Span-Aids(R) patient positioner sales increased 4%. Sales of medical mattress overlays were flat during the second quarter.

     In the custom products segment, sales increased 51% to $5.6 million compared with $3.7 million in the second quarter last year. The growth was due primarily to increased shipments of our new fusion mattress overlay to Wal-Mart and other retailers through our marketing partner, Louisville Bedding Company. Industrial product sales, which are part of the custom products segment, declined 9% during the second quarter due to lost business from a key customer related to price competition.

     "Sales of the fusion overlay exceeded our expectations in the second quarter and we are encouraged by the success of this new product line," continued Mr. Ferguson. "We believe the fusion pad offers customers an attractive combination of the benefits of visco and traditional foam products, and we continue to work on new product additions to innovate our consumer product lines."

     Safety catheter segment sales rose to $46,000, up 65% from $28,000 in the year-ago quarter. The revenues consisted of $41,000 in Secure I.V.(R) sales and $5,000 in sales of HuberPro(R).

     "Sales of Secure I.V. remain below our expectations," stated Mr. Ferguson. "We have made good progress in selling to the emergency medical market, but product acceptance in the acute care market has been much slower than expected. Secure I.V. sales growth needs to accelerate significantly during the remainder of fiscal 2007 for the safety catheter segment to become a viable business. Our prospects for achieving the necessary growth are uncertain. However we will continue to evaluate our progress in this business unit to determine its future prospects."

     Second quarter gross profit rose 41% to $5.0 million compared with $3.6 million in the second quarter last year. Gross margin increased to 30.5% of sales in the second quarter of fiscal 2007 from 29.2% in last year's second quarter.

     "The increase in gross profit benefited from higher sales volume and reduced costs from the consolidation of our West Coast operations into a new distribution center," continued Mr. Ferguson. "Our margin improved largely due to the growth in medical sales, offset somewhat by increased sales of lower margin consumer products."

     R&D expenses increased by 49% to $232,000 due to new product development efforts in the medical segment.

     Total operating income increased 123% to a record $1.7 million compared with $774,000 in last year's second quarter and benefited from higher sales volume combined with slower growth in selling and administrative expenses during the quarter. Operating income also benefited from the sales increase in the custom products segment, which has moved that business unit much closer to a return to profitability.

     Non-operating income declined to $83,000 in the latest quarter from $208,000 in the second quarter last year due primarily to the expiration of a royalty agreement that represented $128,000 of royalty income in the second quarter of last fiscal year. Investment income for the second quarter this year was up 83% due to higher balances of short-term investments and slightly higher interest rates.

     Net income for the second quarter increased by 85% to $1.2 million, or $0.42 per diluted share, compared with $638,000, or $0.23 per diluted share, in the same period last year. The earnings increase was driven by the 35% increase in sales and improved operating leverage during the second quarter.

     Year-to-Date Results

     For the first half of fiscal 2007, total sales grew by 17% to $29.9 million compared with $25.5 million in the first half last year. The majority of the year-to-date sales growth was generated by the medical segment, which was up 16% to $20.4 million compared with $17.6 million in the same period last year. Sales of therapeutic support surfaces grew by 19% in the first half of fiscal 2007 and accounted for most of the year-to-date growth in the medical segment. Sales of seating products grew by 11%, positioners were up by 11%, overlays increased by 6% and Selan skin care products rose 6% compared with the first half of fiscal 2006.

     Sales in the custom products segment rose 20% in the first two quarters of fiscal 2007 to $9.4 million primarily due to the contribution of the new fusion mattress overlays that were introduced to retailers in early fiscal 2007.

     Year-to-date sales in the safety catheter segment increased 101% to $84,000 and consisted of $64,000 in sales of Secure I.V. and $20,000 in sales of HuberPro.

     Net income for the first half increased 54% to $2.2 million compared with $1.4 million in the same period last year. Diluted earnings per share rose 51% to $0.78 compared with $0.52 last year to date. The increase in earnings was due to higher sales volume combined with lower rates of increase in manufacturing costs and SG&A expenses.

     Outlook for Fiscal 2007

     "We are off to a strong start in fiscal year 2007 and anticipate continued sales progress from our medical and custom products segments during the remainder of the fiscal year," commented Mr. Ferguson. "The outlook for our medical segment remains very positive due to the demand for our PressureGuard mattress line. We also expect growth in the custom products segment due to the market's excellent reception of our new fusion mattress overlays. Our expected growth rates for these business segments remain positive; however, we do not expect second half sales and earnings growth rates to match those of the first half based on our current projections."

     "Our Board of Directors recently declared a special $5.00 per share cash dividend that will be paid on June 6, 2007 to shareholders of record on May 23, 2007. We believe the special dividend highlights the strength of our financial operations and provides shareholders with an immediate return while allowing them to continue to participate in our future growth. In addition, the Board declared a regular quarterly dividend of $0.08 per share with the same record and payment dates as the special dividend. This regular dividend is our 70th consecutive quarterly dividend and represents a 78% increase over the regular dividend paid this time last year. We believe these dividends are important parts of our ongoing commitment to build long-term shareholder value," concluded Mr. Ferguson.

     About Span-America Medical Systems, Inc.

     Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt(R), PressureGuard(R), Geo-Mattress(R), Span+Aids(R), Isch-Dish(R), and Selan(R) products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol "SPAN." For more information, visit www.spanamerica.com.

     Forward-Looking Statements

     The Company has made forward-looking statements in this release, regarding management's expectations for future sales and earnings performance. Management wishes to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the Company, including: (a) the loss of a key customer or distributor for the Company's products, (b) the degree of success achieved in manufacturing and selling the Secure I.V. safety catheter product line, (c) the likelihood that the assets associated with Secure I.V. could become impaired, (d) potential problems arising from having a sole source contract manufacturer for the Secure I.V. product line, (e) the inability to achieve anticipated sales volumes of medical or custom products, (f) the potential for volatile pricing conditions in the market for polyurethane foam, (g) raw material cost increases, (h) the potential for lost sales due to competition from low-cost foreign imports, (i) changes in relationships with large customers, (j) the impact of competitive products and pricing, (k) government reimbursement changes in the medical market, (l) FDA regulation of medical device manufacturing and other risks referenced in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. Span-America Medical Systems, Inc. is not responsible for changes made to this document by wire services or Internet services.


                  SPAN-AMERICA MEDICAL SYSTEMS, INC.
                   Statements of Income (Unaudited)


                                           Three Months Ended
                                        ------------------------
                                         March 31,    April 1,
                                           2007        2006     % Chg
                                        -----------------------------

 Net sales                              $16,467,010 $12,233,705   35%
 Cost of goods sold                      11,443,646   8,659,786   32%
                                        ------------------------
 Gross profit                             5,023,364   3,573,919   41%
                                               30.5%       29.2%

 Selling and marketing expenses           2,273,546   1,960,998   16%
 Research and development expenses          231,825     155,341   49%
 General and administrative expenses        788,905     683,375   15%
                                        ------------------------
                                          3,294,276   2,799,714   18%

 Operating income                         1,729,088     774,205  123%
                                               10.5%        6.3%

 Investment income                           79,479      43,438   83%
 Royalty income                                   -     128,268 -100%
 Other                                        4,008      35,872  -89%
                                        ------------------------
 Total non-operating income                  83,487     207,578  -60%

 Income before income taxes               1,812,575     981,783   85%
 Income taxes                               632,000     344,000   84%
                                        ------------------------
 Net income                              $1,180,575    $637,783   85%
                                                7.2%        5.2%
                                        ========================

 Net income per share of common stock:
   Basic                                      $0.44       $0.24   82%
   Diluted                                     0.42        0.23   82%


 Dividends per common share                  $0.080      $0.045   78%


 Weighted average shares outstanding
----------------------------------------
   Basic                                  2,698,372   2,645,991    2%
   Diluted                                2,830,116   2,779,341    2%

 Supplemental Data
----------------------------------------
   Depreciation expense                    $229,236    $206,895   11%
   Amortization expense                      35,354      33,015    7%

                                            Six Months Ended
                                        ------------------------
                                         March 31,    April 1,
                                           2007        2006     % Chg
                                        -----------------------------

 Net sales                              $29,936,907 $25,515,216   17%
 Cost of goods sold                      20,369,298  18,059,565   13%
                                        ------------------------
 Gross profit                             9,567,609   7,455,651   28%
                                               32.0%       29.2%

 Selling and marketing expenses           4,399,571   3,912,670   12%
 Research and development expenses          395,637     307,055   29%
 General and administrative expenses      1,561,954   1,405,206   11%
                                        ------------------------
                                          6,357,162   5,624,931   13%

 Operating income                         3,210,447   1,830,720   75%
                                               10.7%        7.2%

 Investment income                          161,920      82,880   95%
 Royalty income                                   -     246,626 -100%
 Other                                       10,709      36,779  -71%
                                        ------------------------
 Total non-operating income                 172,629     366,285  -53%

 Income before income taxes               3,383,076   2,197,005   54%
 Income taxes                             1,182,000     770,000   54%
                                        ------------------------
 Net income                              $2,201,076  $1,427,005   54%
                                                7.4%        5.6%
                                        ========================

 Net income per share of common stock:
   Basic                                      $0.82       $0.54   52%
   Diluted                                     0.78        0.52   51%


 Dividends per common share                  $0.140      $0.090   56%


 Weighted average shares outstanding
----------------------------------------
   Basic                                  2,682,800   2,638,279    2%
   Diluted                                2,816,249   2,762,106    2%

 Supplemental Data
----------------------------------------
   Depreciation expense                    $444,848    $401,277   11%
   Amortization expense                      69,737      66,626    5%


                  SPAN-AMERICA MEDICAL SYSTEMS, INC.
                            Balance Sheets

                                             March 31,     Sept. 30,
                                                2007         2006
                                            (Unaudited)     (Note)
                                            ------------ -------------

Assets
Current assets:
   Cash and cash equivalents                $   913,728  $    975,525
   Securities available for sale              6,140,793     5,134,882
   Accounts receivable, net of allowances     7,896,464     6,986,794
   Inventories                                4,764,761     4,353,479
   Prepaid expenses and deferred income
    taxes                                       930,955       735,684
                                            ------------ -------------
Total current assets                         20,646,701    18,186,364

Property and equipment, net                   8,373,019     8,132,057
Cost in excess of fair value of net assets
 acquired,
   net of accumulated amortization            1,924,131     1,924,131
Other assets                                  2,742,218     2,769,926
                                            ------------ -------------
                                            $33,686,069  $ 31,012,478
                                            ============ =============

Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                         $ 2,897,085  $  2,374,357
   Accrued and sundry liabilities             2,367,543     2,474,049
                                            ------------ -------------
Total current liabilities                     5,264,628     4,848,406

Deferred income taxes                           815,000       815,000
Deferred compensation                           812,998       831,614
                                            ------------ -------------
Total liabilities                             6,892,626     6,495,020

Shareholders' equity
   Common stock, no par value, 20,000,000
    shares authorized; issued and
    outstanding shares 2,730,155 (2007) and
    2,660,345 (2006)                          1,426,022     1,032,118
   Additional paid-in capital                   185,579       136,614
   Retained earnings                         25,175,107    23,352,221
  Accumulated other comprehensive income
   (loss)                                         6,735        (3,495)
                                            ------------ -------------
Total shareholders' equity                   26,793,443    24,517,458
                                            ------------ -------------

                                            $33,686,069  $ 31,012,478
                                            ============ =============

 Note: The Balance Sheet at September 30, 2006 has been derived from the audited financial statements at that date.


     CONTACT: Span-America Medical Systems, Inc.
              Jim Ferguson, (864) 288-8877, ext. 6912
              President and Chief Executive Officer